                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                       CYTOTHERAPEUTICS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                             CYTOTHERAPEUTICS, INC.
                          525 Del Rey Avenue, Suite C
                              Sunnyvale, CA 94086

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                           TO BE HELD ON MAY 23, 2000



    Notice is hereby given that the Annual Meeting of Stockholders of CytoTherapeutics, Inc. ("CytoTherapeutics" or the "Company") will be held on May 23, 2000 at 2:00 P.M. at Quadrus Conference Center, 2400 Sand Hill Road #101, Menlo Park, California 94025 for the following purposes:


    1. To elect a Class III director to serve until the 2003 Annual Meeting of Stockholders;

    2. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to change its corporate name from CytoTherapeutics, Inc., to StemCells, Inc.;

    3. To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending December 31, 2000; and

    4. To transact any and all other business that may properly come before the meeting.


    The Board of Directors has fixed the close of business on April 18, 2000 as the record date for determining those Stockholders who are entitled to notice of and to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.


    Representation of at least a majority of all outstanding shares of Common Stock of CytoTherapeutics is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted.

    Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

                                          By Order of the Board of Directors,

                                          IRIS BREST
                                          SECRETARY


Sunnyvale, California
April 24, 2000

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                             CYTOTHERAPEUTICS, INC.


    The enclosed form of proxy is solicited on behalf of the Board of Directors of CytoTherapeutics, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 23, 2000 at 2:00 P.M at Quadrus Conference Center, 2400 Sand Hill Road #101, Menlo Park, California 94025. The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees of the Company may also solicit proxies by telephone, facsimile or in person for no additional compensation. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares.



    Only stockholders of record at the close of business on April 18, 2000 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. There were 19,510,409 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), outstanding on such date, each of which is entitled to one vote for each share on the matters to be voted upon.


    Shares of the Company's Common Stock represented by proxies in the form enclosed which are properly executed and returned to CytoTherapeutics and not revoked, will be voted as specified therein by the stockholder. In the absence of contrary instructions, or in instances where no specification is made, the shares will be voted FOR the election as director of the nominee as described herein under "Proposal Number 1-- Election of Director," FOR changing the name of the Company from CytoTherapeutics, Inc., to StemCells, Inc. as described herein under "Proposal 2--Amendment of the Company's Restated Certificate of Incorporation to change its corporate namefrom CytoTherapeutics, Inc. to StemCells, Inc.", FOR ratification of the selection of accountants as described herein under "Proposal Number 3--Ratification of Selection of Independent Public Accountants," and in the discretion of the named proxies, as to any other matter that may properly come before the Annual Meeting. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any record stockholder attending the Annual Meeting in person may revoke his or her proxy and vote his or her shares at the Annual Meeting.


    The Annual Report to Stockholders for the Company's fiscal year ended December 31, 1999 and this proxy statement were first mailed to stockholders on or about April 24, 2000.


                QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

    Consistent with Delaware law and under the Company's Amended and Restated By-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Persons appointed by the Company to act as election inspectors for the meeting will count votes cast by proxy or in person at the Annual Meeting.

    Election of directors by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election that are present in person or represented by proxy. The approval of the proposal to change the Company's name requires the approval of a majority of the votes entitled to be voted at the Annual Meeting. The approval of the proposal to ratify the selection of accountants requires a majority of the votes cast to be affirmative.

    The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.

    Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted.

                               PROPOSAL NUMBER 1
                              ELECTION OF DIRECTOR

    The number of directors is currently fixed at four. The Company's Restated Certificate of Incorporation and Amended and Restated By-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Unless otherwise instructed, the enclosed proxy will be voted to elect the nominee named below, who is now a Class III director, as a Class III director for a term of three years expiring at the 2003 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named below. It is expected that the nominee will be able to serve, but if he is unable to serve, the proxy will be voted for a substitute nominee designated by the Board of Directors. The nominee for election as Class III director and the incumbent Class I and II directors are as follows:


        NOMINEE FOR ELECTION AS CLASS III DIRECTOR -- TERM EXPIRES 2003


NAME                                    PRINCIPAL OCCUPATION                       AGE      POSITION
----                                    --------------------                     --------   --------
Donald Kennedy, Ph.D.                   Professor                                   68      Director

    Donald Kennedy, Ph.D., has served as a director of the Company since
July 1999. Dr. Kennedy is the Bing Professor of Environmental Science, Professor of Education, and president emeritus of Stanford University. He is also co-director of the Center for Environmental Science and Policy. From 1977 to 1979, he served as Commissioner at the U.S. Food and Drug Administration. He is Chairman of Children Now; a member of the National Academy of Sciences, the National Institute of Medicine, and the American Philosophical Society; and a fellow of the American Academy of Arts and Sciences, the American Association for the Advancement of Science, and the California Academy of Sciences.
Dr. Kennedy is a member of the Board of Directors of AxyS
Pharmaceuticals, Inc., and Alzeta Corp. Dr. Kennedy holds a Ph.D. in biology from Harvard University. Beginning June 1, 2000, he will be Editor-in-Chief of SCIENCE magazine.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEE DESCRIBED ABOVE

                INCUMBENT CLASS I DIRECTORS -- TERMS EXPIRE 2001


NAME                                         PRINCIPAL OCCUPATION               AGE           POSITION
----                                ---------------------------------------   --------   ------------------
Mark J. Levin.....................  Chairman of the Board and Chief              49      Director
                                     Executive Officer of Millennium
                                     Pharmaceuticals, Inc.
John J. Schwartz, Ph.D............  President, Quantum Strategies                66      Director, Chairman
                                     Management Company                                    of the Board

    Mark J. Levin, a founder of the Company, has served as a director since the Company's inception. From inception until January 1990 and from May 1990 until February 1991, Mr. Levin served as the Company's President and acting Chief Executive Officer. From November 1991 until March 1992, he served as Chief Executive Officer of Tularik, Inc., a biotechnology company. From August 1991 until August 1993, Mr. Levin was Chief Executive Officer and a director of Focal, Inc., a biomedical company. Mr. Levin is currently the Chairman of the Board and Chief Executive Officer of Millennium Pharmaceuticals, Inc., a biotechnology company. Mr. Levin is also currently on the Board of Directors of Focal, Inc. and Tularik, Inc.

    John J. Schwartz, Ph.D. was elected to the Board of Directors of the Company in December 1998 and was elected Chairman of the Board at the same time. He is the former President and Chief Executive Officer of SyStemix, Inc. Dr. Schwartz is currently President of Quantum Strategies Management Company, a registered investment advisor located in Atherton, California. Prior to his positions at SyStemix, he served as Assistant Professor, Vice President and General Counsel at Stanford University in California. Dr. Schwartz was graduated from Harvard Law School in 1958 and received his Ph.D. degree in physics from the University of Rochester in 1966.

               INCUMBENT CLASS II DIRECTORS -- TERMS EXPIRE 2002


NAME                                                    PRINCIPAL OCCUPATION          AGE      POSITION
----                                               ------------------------------   --------   --------
Irving L. Weissman, M.D. (1)....................   Professor, Stanford University      60      Director

    Irving L. Weissman, M.D. was elected to the Board of Directors of the Company in September 1997. Dr. Weissman is the Karel and Avice Beekhuis Professor of Cancer Biology, Professor of Pathology and Professor of Developmental Biology at Stanford University. Dr. Weissman is a cofounder, and currently is a member of the Scientific Advisory Board, of SyStemix, Inc. He has also served on the Scientific Advisory Boards of Amgen Inc., DNAX and T-Cell Sciences, Inc., all of which are biotechnology companies. Dr. Weissman is a member of the National Academy of Sciences and also serves as Chairman of the Scientific Advisory Board of the Company.

    (1) The Company's Restated Certificate of Incorporation and Amended and Restated By-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Due to the recent vacancies on the Board occasioned by the resignations of Drs. Rose, Aebischer and Goddard and Mr. Ramsden and in order to fulfill the intent of the Company's Restated Certificate of Incorporation and Amended and Restated By-laws, the Board unanimously approved a proposal on March 15, 2000 for the reclassification of Dr. Weissman as a Class II director, who was previously classified as a Class I director.

              INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

    During 1999, the Board of Directors was composed of Mr. Levin and Drs. Rose, Schwartz and Weissman for the entire year, Dr. Patrick Aebischer until his resignation on April 19, 1999; Dr. Moses Goddard until his resignation on August 30, 1999; Mr. Richard Ramsden until his resignation on September 30, 1999; and Dr. Donald Kennedy after his appointment on July 8, 1999. The Board had three standing committees: the Executive Committee, the Compensation and Stock Option Committee (the "Compensation Committee") and the Audit Committee. The Company's Compensation Committee held 5 meetings during the fiscal year ended December 31, 1999 and was composed of Mr. Levin, Dr. Schwartz, and, until his resignation from the Board, Mr. Ramsden. The Compensation Committee makes recommendations to the Board and the Company's management concerning salaries in general, determines executive compensation and approves incentive compensation for Company employees and consultants. During the fiscal year ended
December 31, 1999, the Company's Audit Committee was composed of Dr. Schwartz and, until his resignation from the Board, Mr. Ramsden. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors. While there were meetings between the Company's auditors and Company's management, including the members of the Audit Committee, since the auditor's report contained no exceptions, the Company's Audit Committee did not hold a formal recorded meeting with the Company's auditors during the fiscal year ended December 31, 1999. The Company's Executive Committee was composed Drs. Schwartz, Rose and Weissman and Mr. Levin; from
May 11, 1999 through September 30, 1999, Mr. Ramsden was also a member. The Executive Committee has the power and authority to meet and act on behalf of the full Board in between meetings of the Board, including the power to authorize the execution of agreements. However, such Executive Committee does not have the authority to declare dividends or to authorize the issuance of stock of the Company. The Executive Committee held three informal meetings contemporaneously with scheduled meetings of the full Board during the fiscal year ended
December 31, 1999. The Company has no nominating committee.

    During the fiscal year ended December 31, 1999, each director who is not an employee and who does not have a pre-existing consultancy relationship with the Company received an annual retainer of $18,000 payable quarterly and received $1,500 for each Board meeting attended ($500 for each telephonic meeting) and $500 for each Committee meeting attended if not contemporaneous with a Board meeting. Each director who is not an employee of the Company is entitled to receive upon election or reelection (or contemporaneously with the approval in 1998 of the revised compensation plan with respect to those directors already serving) an option to purchase 20,000 shares of the Company's Common Stock exercisable at the fair market value of the Common Stock at the time of grant, such shares vesting in equal portions over three years on each anniversary of the grant date. Directors are reimbursed for their expenses in attending meetings of the Board of Directors and of committees of the Board of Directors. During the fiscal year ended December 31, 1999, under a plan approved by the stockholders, but not yet implemented, each non-employee director not receiving consulting compensation from the Company will have the option to be paid, in lieu of the cash fees payable for his service as a director, in shares of Common Stock having a fair market value equal to the amount of such cash fees. Shares of Common Stock issued to directors in lieu of cash payments for Board service shall be nonforfeitable, and a director shall have all of the rights of a stockholder of the Company with respect to such Common Stock. At a meeting of the Board on February 23, 2000, in order to conserve cash and demonstrate their continuing confidence in the Company's future, the directors unanimously adopted a resolution revising their compensation arrangements with the Company, for the period commencing January 1, 2000. Under the terms of this resolution, the directors waive any and all cash payments which may accrue to them for their quarterly retainer and meeting fees and receive, in lieu of such cash payments, compensation in the form of options to purchase shares of the Company's common stock at below market prices ($0.25 per share). The number of shares to be distributed to the directors shall be calculated using the closing price of the Company's common stock for the date of the subject Board or Committee meeting (if such Committee meeting is not held contemporaneously with a Board meeting) or, with respect to the quarterly retainer payments, the closing price for the last business day of the quarter, less the option price of $0.25 per share. All options so issued to the directors shall vest immediately.

    The Board of Directors of CytoTherapeutics held 17 meetings during the fiscal year ended December 31, 1999. During the time they held office, all of the directors attended at least 75% of the meetings of the Board of Directors and of all committees on which they served except for Messrs. Ramsden and Levin, who attended 73% and 71% of the meetings of the Board of Directors, respectively.

                               EXECUTIVE OFFICERS

    The executive officer of the Company who is not also a director of the Company is:

NAME                                     AGE                      POSITION
----                                   --------   ----------------------------------------
George W. Dunbar, Jr.................     53      Acting President and Chief Executive
                                                   Officer

    George W. Dunbar, Jr., age 53, was appointed Acting President and Chief Executive Officer of the Company effective as of February 1, 2000. Mr. Dunbar joined the Company as Acting President of StemCells California, Inc., the Company's wholly owned subsidiary, on November 8, 1999, and still holds this office. (The Company, as the sole stockholder of StemCells, Inc., a California corporation, voted on February 23, 2000 to amend the Certificate of Incorporation of its subsidiary in order to change the name of the subsidiary from StemCells, Inc. to StemCells California, Inc.) From September 1999 through the present, Mr. Dunbar has been a founding member of ICEO, LLC. From July 1991 until July 1999, Mr. Dunbar was President, Chief Executive Officer and a member of the Board of Directors of Metra Biosystems, which merged with Quidel Corporation during 1999. Prior to Metra Biosystems, Mr. Dunbar was a vice president of The Ares-Serono Group, a Swiss healthcare company, as well as a prior position as a vice president of Amersham's International plc's life sciences business in the United States. Mr. Dunbar serves as a Board member for Competitive Technologies, Quidel Corporation, LJL Biosystems, Sonus Pharmaceuticals and The Valley Medical Center Foundation. He also sits on the MBA Advisory Board of the Auburn University School of Business, his alma mater.

    All executive officers of the Company are elected annually and serve at the discretion of the Board of Directors.

                               PROPOSAL NUMBER 2
        AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
          TO CHANGE ITS CORPORATE NAME FROM CYTOTHERAPEUTICS, INC. TO
                                STEMCELLS, INC.

    The Board of Directors of the Company has unanimously approved a proposal to amend the Company's Restated Certificate of Incorporation to change the name of the Company from CytoTherapeutics, Inc. to StemCells, Inc. and recommended that the proposed amendment be submitted to the Company's stockholders for consideration and approval at the Annual Meeting. If approved by the shareholders, Article I of the Company's Restated Certificate of Incorporation would be amended to provide as follows: "The name of this corporation is StemCells, Inc."

    The Board of Directors believes that it is in the best interests of the Company and its stockholders to change the Company's name. In the judgment of the Board of Directors, the corporate name change does not adequately reflect the Company's concentration on the discovery, development and commercialization of its platform stem cell technologies to treat disease. Because the Company terminated its former programs in encapsulated cell technology and on December 30, 1999 sold that technology, and because the Company's current research, development and product plans all focus on stem and progenitor cells, the name StemCells, Inc. was chosen to communicate and better reflect the Company's current emphasis on its stem cell technologies.

    The name change will not affect the validity or transferability of currently outstanding stock certificates, and stockholders will not be requested to surrender for exchange any certificates presently held by them. If the stockholders approve the name change, the Company intends to change the symbol for the Company's Common Stock on the Nasdaq National Market from "CTII" to "STEM".

    If the proposal is approved, the change of the Company's name will become effective upon the filing of a Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. It is anticipated that officers of the Company will promptly make appropriate filings in the State of Delaware and take any other actions necessary to implement the Amendment.

    The affirmative vote of a majority of all votes entitled to be cast at the Annual Meeting will be required to approve the amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO CHANGE ITS CORPORATE NAME TO STEMCELLS, INC.

                               PROPOSAL NUMBER 3
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Company is asking the stockholders to ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

    In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the subsequent year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

    A representative of Ernst & Young LLP is expected to attend the Annual Meeting and is not expected to make a statement, but will be available to respond to appropriate questions and may make a statement if such representative desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000

                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 18, 2000 by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each director and nominee for director,
(iii) each executive officer named in the Summary Compensation Table and
(iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the stockholders listed in the table.


                                                                                       PERCENTAGE
                                                                   SHARES               OF CLASS
NAME OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED*   BENEFICIALLY OWNED*
------------------------                                     -------------------   -------------------
Donald Kennedy, Ph.D.......................................            956(1)               **
Mark J. Levin..............................................        271,491(2)              1.4%
John J. Schwartz, Ph.D.....................................        195,234(3)              1.0%
Irving Weissman, M.D.......................................        484,302(4)              2.5%
George W. Dunbar, Jr.......................................         31,000(5)               **
All directors and executive officers as a group (5
  persons).................................................        982,982(6)              5.0%



* All numbers are based on information provided to the Company by the individuals listed.


**  Less than one percent.


(1) Includes 956 shares issuable upon exercise of stock options exercisable within 60 days.



(2) Includes 26,172 shares issuable upon exercise of stock options exercisable within 60 days. Includes 118,519 shares issuable upon conversion of 6% cumulative convertible preferred shares at the currently applicable conversion price. Does not include a warrant to purchase 37,500 shares exercisable at a price above the current market price.



(3) Includes 193,225 shares issuable upon exercise of stock options exercisable within 60 days.



(4) Includes 33,106 shares issuable upon exercise of stock options exercisable within 60 days and 7,160 shares issuable upon exercise of warrants exercisable within 60 days. Includes 118,519 shares issuable upon conversion of 6% cumulative convertible preferred shares at the currently applicable conversion price. Does not include a warrant to purchase 37,500 shares exercisable at a price above the current market price. Includes a total of 50,791 shares owned by trusts for the benefit of Dr. Weissman's children as to which he disclaims beneficial ownership.



(5) Includes 31,000 shares issuable upon exercise of stock options exercisable within 60 days. Mr. Dunbar was appointed Acting President and Chief Executive Officer of the Company's wholly owned subsidiary, StemCells California, Inc., effective as of November 8, 1999, and was appointed Acting President and Chief Executive Officer of the Company effective as of February 1, 2000.



(6) Includes 293,628 shares exercisable upon exercise of stock options exercisable within 60 days.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company to its Chief Executive Officer during the fiscal year ended December 31, 1999 and the two other most highly compensated executive officers who served in such capacities during the fiscal year ended December 31, 1999 but who were not serving in such capacities as of the end of such fiscal year. There were no other persons serving as executive officers at the end of such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                       AWARDS
                                                                               -----------------------
                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                              ANNUAL COMPENSATION              -----------------------
                                    ----------------------------------------   RESTRICTED   SECURITIES           ALL
       NAME AND                                               OTHER ANNUAL       STOCK      UNDERLYING          OTHER
  PRINCIPAL POSITION       YEAR     SALARY($)     BONUS($)   COMPENSATION($)   AWARDS($)    OPTIONS(#)     COMPENSATION($)
  ------------------     --------   ---------     --------   ---------------   ----------   ----------     ---------------
RICHARD M. ROSE,           1999      279,794            0           0               0              0             4,667(2)
  M.D..................    1998      286,553            0           0               0        150,000(3)         11,330(4)
  Chief Executive          1997       68,750            0           0               0        300,000(5)         76,268(6)
  Officer(1)

PHILIP K. YACHMETZ.....    1999      406,731(8)         0           0               0         12,000            71,355(9)
  Senior Vice President    1998      155,780       10,000           0               0         75,000            86,695(10)
  and General Counsel
  Acting Chief
  Financial Officer and
  Treasurer(7)

MOSES GODDARD, M.D.....    1999      195,176(12)        0           0               0         18,000             7,921(13)
  Vice President, Chief    1998      188,957            0           0               0         67,875(14)             0
  Technical Officer
  Cell
  Encapsulation(11)

------------------------

(1) Dr. Rose became Chief Executive Officer on September 26, 1997. Dr. Rose resigned as a director and officer of the Company and its wholly owned subsidiary effective as of January 31, 2000.

(2) Represents the personal portion of the use of a Company vehicle, as well as $5,000 of fair market value of the Company matching contributions of Common Stock to Dr. Rose's account in the Company's 401(k) Plan.

(3) Represents the regrant of an option in the original amount of 200,000 shares which was reduced to 150,000 shares as a result of the employee equity incentive repricing plan approved by the Board of Directors on July 10, 1998.

(4) Represents $4,666.56 of fair market value of the Company matching contributions of Common Stock to Dr. Rose's account in the Company's 401(k) Plan.

(5) One option grant for 200,000 shares was reduced to 150,000 shares upon the repricing of the grant effective as of July 10, 1998 at a price of $1.281 per share.

(6) Represents advance for relocation expenses of $75,000 and fair market value of $1,268 of Company matching contributions of Common Stock to Dr. Rose's account in the Company's 401(k) plan.

(7) Mr. Yachmetz was appointed Acting Chief Financial Officer and Treasurer effective as of April 2, 1999. The term of Mr. Yachmetz' Employment Agreement expired on October 31, 1999 and he is currently acting as a consultant to the Company pursuant to the terms of such Agreement.

(8) Includes $204,807 of compensation and accrued and unused vacation paid upon the expiration of Mr. Yachmetz' Employment Agreement in accordance with the terms of such agreement.

(9) Represents $15,304 as the fair market value of 9,601 shares of the Company's Common Stock earned in 1998 and issued in 1999, $3,990 of fair market value of Company matching contributions of Common Stock to Mr. Yachmetz' account in the Company's 401(k) Plan and $52,061 of temporary living and relocation expenses adjusted for taxes.

(10) Represents $14,724 of temporary living and relocation expenses adjusted for taxes paid to Mr. Yachmetz and personal use of a Company vehicle. Also represents $1,827 of fair market value of Company matching contributions of Common Stock to Mr. Yachmetz' account in the Company's 401(k) Plan.

(11) Dr. Goddard resigned as a director and officer of the Company effective as of August 30, 1999 and served as a consultant to the Company through March 28, 2000.

(12) Includes $70,945 of compensation paid to Dr. Goddard in accordance with the severance agreement entered into with the Company.

(13) Represents the fair market value of 4,687 shares of the Company's Common Stock granted to Dr. Goddard through the Company's 1992 Equity Incentive Plan.

(14) Represents the regrant of options in the total original amount of 90,500 shares which was reduced to 67,875 shares as a result of the employee equity incentive repricing plan approved by the Board of Directors on July 10, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information on option grants in 1999 to the named executive officers.

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                 NUMBER OF                                                           ANNUAL RATES OF
                                SECURITIES        PERCENT OF                                           STOCK PRICE
                                UNDERLYING      TOTAL OPTIONS                                        APPRECIATION FOR
                                  OPTIONS         GRANTED TO        EXERCISE                         OPTION TERM (3)
                                  GRANTED        EMPLOYEES IN        PRICE       EXPIRATION   ------------------------------
NAME                           (# OF SHARES)   FISCAL YEAR (1)    ($/SHARE)(2)      DATE       0%($)      5%($)      10%($)
----                           -------------   ----------------   ------------   ----------   --------   --------   --------
Richard M. Rose, M.D.........          0                0                0              0           0          0          0
Philip K. Yachmetz...........     12,000(4)         5.37%             1.19         4/1/01           0      8,981     22,759
Moses Goddard, M.D...........     18,000(5)         8.05%             1.19         6/1/00(6)        0     13,131     33,277

------------------------

(1) The Company granted options covering 223,671 shares of Common Stock to employees in the fiscal year ended December 31, 1999.

(2) The exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid by offset of the underlying shares, subject to certain conditions.

(3) As suggested by the Commission's rules on executive compensation disclosure, the Company has presented option values based on arbitrary growth rates. The Company does not necessarily agree that the information presented properly values the options described.

(4) 1,500 shares became exercisable on September 1, 1999, with the remaining shares vesting at a rate of 1,500 per month thereafter until fully vested. The term of Mr. Yachmetz' Employment Agreement expired on October 31, 1999 and he is currently acting as a consultant to the Company pursuant to the terms of such Agreement.

(5) 1,500 shares became exercisable on November 1, 1999, with the remaining shares vesting at a rate of 1,500 per month until fully vested, provided
    Dr. Goddard continued to act as a consultant to the Company. Dr. Goddard resigned as a director and officer of the Company effective as of August 30, 1999 and served as a consultant to the Company through March 28, 2000. Therefore, only 7,500 of the shares granted Dr. Goddard vested and the remainder of the grant expired.

(6) Based on the termination of Dr. Goddard's consulting services as of March 28, 2000.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

    The following table provides information about option exercises in 1999 by the named executive officers and the value of such officers' unexercised options at December 31, 1999.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                    SHARES                         FISCAL YEAR-END(1)           FISCAL YEAR-END($)(2)
                                 ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                             EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             ------------   ------------   -----------   -------------   -----------   -------------
Richard M. Rose, M.D...........           0             0         76,837         79,413       90,421.95     101,728.05
Philip K. Yachmetz.............           0             0         81,000          6,000      103,215.00       7,140.00
Moses Goddard, M.D.............      59,076       106,067          3,000         15,000        3,564.00      17,820.00

------------------------

(1) December 31, 1999

(2) The closing price of the Company's Common Stock on December 31, 1999 on the NASDAQ National Market System was $1.469. The numbers shown reflect the value of options accumulated over all years of employment.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

    Under terms of an agreement dated December 19, 1998, and amended as of July 1, 1999 (the "Letter Agreement") Dr. Schwartz agreed to serve as a Director and Chairman of the Board of Directors of the Company for a term expiring at the 2001 Annual Meeting of Stockholders. The Letter Agreement incorporates certain payments provided for under a consulting services agreement dated July 27, 1998, and amended as of December 19, 1998 (the "Consulting Services Agreement"). As a result, Dr. Schwartz is entitled to a retainer of $192,000 per year plus $1,500 for each Board meeting or Committee meeting (if held at a date and time separate from the Board meeting) physically attended and $500 for each Board meeting or Committee meeting (if held at a date and time separate from the Board meeting) held by conference call, payable quarterly in arrears. Dr. Schwartz is obligated to spend no less than thirty business days per calendar quarter devoted to the performance of his duties under the Letter Agreement. In the event Dr. Schwartz devotes more than thirty business days in any calendar quarter to the performance of his duties, Dr. Schwartz is entitled to receive additional compensation at the rate of $1,500 per day. Under the Letter Agreement, Dr. Schwartz was granted a stock option covering 40,000 shares of Common Stock that vests in equal portions on the last day of each of the 29 months of the term of the Letter Agreement. By virtue of provisions incorporated from the Consulting Services Agreement, Dr. Schwartz also holds an option to purchase 76,000 shares of the Company's Common Stock at $1.281 per share, the fair market value of the Company's Common Stock at the time the option was granted, vesting at a rate of 3,167 shares per month for the ensuing 23 months after the date of the grant, with a final vesting of 3,159 shares in the 24(th) month, plus another option to purchase 48,000 shares of Common Stock at the then current fair market value of the Company's Common Stock on July 27, 1999, vesting at a rate of 2,000 shares per month. In the event Dr. Schwartz ceases to be Chairman of the Board of Directors, either as a result of an affirmative vote of the Board of Directors for reasons other than cause or due to his disability or his resignation from such position, but remains a Director, his cash compensation and remaining unvested portion of the 40,000-share time-based stock option will be reduced to the then current rate for a Director of the Company, plus $5,000 per month pursuant to the Consulting Services Agreement. In the event
Dr. Schwartz ceases to be Chairman of the Board of Directors, either as a result of an affirmative vote of the Board of Directors for reasons other than cause or due to his disability or his resignation from such position, and then he resigns as a Director or is removed as a Director pursuant to the Company's By-laws, the Company shall have no further obligation to pay cash compensation to Dr. Schwartz under the Letter Agreement but he would receive $5,000 per month pursuant to the Consulting Services Agreement. Dr. Schwartz shall have one year from such date to exercise the vested portion of the 40,000-share time-based option and any unvested portion of that option shall lapse. In the event
Dr. Schwartz is removed from his positions as Director and Chairman of the Board of Directors for cause, as defined in the Letter Agreement, the Company shall have no further obligation to pay cash compensation to Dr. Schwartz under the Letter Agreement, any unvested portion of the 40,000-share time-based option shall lapse and the exercise of any vested portion shall be governed by the terms of the Company's 1992 Equity Incentive Plan. The termination of the Letter Agreement for any reason shall have no effect on the Consulting Services Agreement, which shall remain in effect until July 27, 2000 unless renewed, and Dr. Schwartz shall serve as a consultant to the Company rendering strategic business advice and counseling services, including assistance in the negotiation and consummation of strategic collaboration transactions specified by the Company as provided therein. At a meeting of the Board on February 23, 2000, in order to conserve cash and demonstrate his continuing confidence in the Company's future, the Board of Directors, upon the suggestion of Dr. Schwartz, approved a resolution revising the compensation arrangement between Dr. Schwartz and the Company, for the period commencing January 1, 2000. Under this resolution, Dr. Schwartz waives any and all cash payments which may accrue to him for his retainer, monthly and meeting fees, and agrees to take, in lieu of such cash payments, compensation in the form of options to purchase shares of the Company's common stock at below-market prices ($0.25 per share). To effectuate the intention of Dr. Schwartz and the other members of the Board to change the form but not the amount of compensation, Dr. Schwartz will be granted options covering a number of shares of the Company's common stock such that the difference between the aggregate exercise price of such options and the aggregate market value of the shares underlying such options (using the closing price of the Company's common stock for the date of the subject Board or Committee meeting (if such Committee meeting is not held contemporaneously with a Board meeting) or, with respect to the quarterly or monthly retainer payments of $33,000 and $5,000 respectively, the closing price for the last business day of the quarter or month) is equal to the compensation he is entitled to receive. All options so issued to Dr. Schwartz vest immediately.

    Under the terms of an agreement dated September 25, 1997, Dr. Rose agreed to serve as President, Chief Executive Officer and a director of the Company.
Dr. Rose was entitled to an annual salary of $275,000 and a bonus of up to 25% of his salary. The agreement provided for the grant to Dr. Rose of a stock option covering 200,000 shares of Common Stock that vested as to one quarter of such number of shares on the first anniversary of the date of grant and equally as to the remaining shares over the following 36 months. This stock option was regranted in July 1998 and reduced to 150,000 shares of Common Stock as a result of the repricing of the stock option, with no change to the vesting schedule other than a pro-rata reduction of the number of shares which vest on each date. In addition, Dr. Rose, under the agreement, was granted a stock option covering 100,000 shares of the Company's Common Stock, which option vests upon the achievement of certain milestones related to the Company's stem cells research program. The agreement provided for reimbursement of certain moving costs up to $125,000 and for a bridge loan for purchase of a home up to $200,000. The agreement also provided for certain employee benefits and contained provisions regarding confidentiality and noncompetition before and after employment.
Dr. Rose's employment terminated as of the effective date of his resignation, January 31, 2000. Pursuant to the terms of his agreement, Dr. Rose will continue to receive periodic payments of his base annual salary for the period of February 1, 2000 through January 31, 2001, retains his stock option grant which vests upon the achievement of certain milestones related to the Company's stem cells research program and he repaid a portion of the relocation expenses previously advanced to him.

    Under the terms of two agreements dated as of November 17, 1999 and effective as of November 8, 1999, the first between the Company and iCEO, LLC ("iCEO") and the second between the Company and George W. Dunbar, Jr., a member of iCEO, Mr. Dunbar agreed to serve as Acting President of StemCells
California, Inc., the Company's wholly owned subsidiary. Pursuant to the terms of his agreement with the Company, Mr. Dunbar is entitled to an annual salary of $175,000 and was granted a stock option to purchase 48,000 shares of the Company's common stock that will vest at the rate of 4,000 shares per month commencing on December 6, 1999 and continuing until fully vested so long as he continues to serve as Acting President. The vesting under the option will be accelerated in the event of certain changes of control of the Company. Additionally, the agreement provides that the Board will consider once per quarter the grant of an option for an additional 3,000 shares if it is determined that the services rendered by Mr. Dunbar during the preceding quarter exceeded expectations. Mr. Dunbar is an at-will employee of the Company and as such may resign or be terminated with or without reason. There are no provisions for any severance payments or other benefits upon Mr. Dunbar's resignation or termination. Pursuant to the terms of the agreement between iCEO and the Company, iCEO is entitled to receive annual compensation of $75,000 for so long as Mr. Dunbar continues to serve in his role as Acting President of StemCells

California, Inc. or in any other interim role with the Company. In addition, iCEO was granted a stock option to purchase 48,000 shares of the Company's common stock that will vest at the rate of 4,000 shares per month commencing on December 6, 1999 and continuing until fully vested so long as Mr. Dunbar continues to serve as Acting President of StemCells California, Inc. or in any other interim role with the Company. Additionally, the iCEO agreement provides that the Board will consider once per quarter the grant of an option to iCEO for an additional 3,000 shares if it is determined that the services rendered by Mr. Dunbar during the preceding quarter exceeded expectations. As a member of iCEO, Mr. Dunbar is entitled to receive, once annually, a distribution of his assigned allocable percentage of net taxable income and net long-term gain with respect to the pooled income and gain from shares of stock or exercised options received by iCEO from its clients, including that received from the Company.
Mr. Dunbar was also appointed Acting President and Chief Executive Officer of the Company effective as of February 1, 2000, with no adjustment to his or iCEO's compensation or stock options. In the event that during the period of his service as Acting President and Chief Executive Officer or within 120 days from the termination of such services, Mr. Dunbar was to become a permanent employee of the Company in any capacity, the Company is obligated under the iCEO agreement to pay iCEO a fee equal to one-third of the then targeted first year's compensation for Mr. Dunbar.

    Under the terms of an agreement dated as of June 8, 1998, and amended and restated as of June 8, 1999, Mr. Yachmetz agreed to serve as Senior Vice President, Business Development, General Counsel and Secretary of the Company for a period ending on October 31, 1999 and to then serve as a consultant to the Company for the period ending on April 30, 2000. Mr. Yachmetz was also appointed Acting Chief Financial Officer and Treasurer effective as of April 2, 1999. During his employment, Mr. Yachmetz was entitled to an annual salary of $250,000 and a bonus in a percentage amount of his salary similar to that for which other members of the Company's senior management are eligible or are awarded, such bonus to also be based on the achievement of specified milestones. The agreement also provided for a "sign on" bonus of $15,000, one third of which was paid to Mr. Yachmetz in registered shares of the Company's Common Stock in accordance with the agreement. The agreement further provided for a grant of a stock option to Mr. Yachmetz covering 75,000 shares of Common Stock that vested as to 30,000 shares on the effective date of the agreement and 3,000 shares per month thereafter for the ensuing 15 months. The vesting under the option will be accelerated in the event of certain changes in control of the Company. The agreement provided for the reimbursement of certain relocation costs and temporary housing and for the payment of a lump sum amount equal to nine months salary upon the expiration of the term of Mr. Yachmetz' employment. The agreement also provides for certain other customary employee benefits and contains certain provisions regarding confidentiality during and after employment. During his consultancy, Mr. Yachmetz is entitled to a monthly retainer of $2,500 per month for up to 12 hours of consulting services and then a per diem rate of $1,500, plus expenses, for additional consulting services. Mr. Yachmetz also received a grant of a stock option covering 12,000 shares of Common Stock that vests 1,500 shares per month commencing September 1, 1999 through April 1, 2000. The term of Mr. Yachmetz' employment expired on October 31, 1999 and he is currently acting as a consultant to the Company pursuant to the terms of the above agreement.

    Dr. Goddard served as Vice President, Chief Technical Officer--Cell Encapsulation of the Company and head of the Company's Encapsulated Cell Therapy business unit. The Company had no employment agreement with Dr. Goddard, who served as an at-will employee of the Company since 1993. Dr. Goddard agreed with the Company to resign as a director of the Company should he cease for any reason to serve as head of the Company's Encapsulated Cell Therapy business unit. Dr. Goddard resigned as a director on August 30, 1999, contemporaneously with the termination of his employment with the Company.

    In the case of certain terminations of employment with the Company other than for cause, all officers are entitled to severance equal to a percentage of annual base pay, adjusted for length of service with the Company. In addition, in the event of certain changes of control of the Company, severance payments payable to senior officers will be increased to an amount equal to annual salary reduced by the amount of certain stock and option gains.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH ON PAGE 23 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

    The ongoing reorganization and rationalization of the Company's operations throughout 1999 presented many unique challenges and periods of uncertainty for the Company and its employees and executive officers. Throughout this period the Company used it best efforts to continue to apply a consistent philosophy of compensation for all employees, including executive officers. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives within each of the then existing projects of the Company's respective business units. The Company strives to achieve those objectives through teamwork focused on meeting or exceeding strategic, scientific and business goals and the expectations of the Company's shareholders. For the fiscal year ended
December 31, 1999, there were different levels of achievement of strategic, scientific and business goals between the Company's business units and to certain extents, the rewards and compensation awarded to the Company's employees, including executive officers, reflected those differences.

COMPENSATION PHILOSOPHY FOR EXECUTIVE OFFICERS

    The goals of the compensation program are to reward individual and team performance and to encourage future performance by aligning compensation with scientific and business objectives and performance and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executive officers is based on four principles:

    - Company pays competitively.

    The Company is committed to a compensation program that helps attract and retain the best people in the industry. To ensure that its compensation is competitive, the Company regularly compares its compensation levels with those companies it considers comparable and sets its compensation parameters based on this review.

    - Company compensates its executive officers for performance.

    Executive officers are rewarded based upon both corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Company values are fostered by the individual's actions.

    In early stage biopharmaceutical companies, performance is best judged by success in achievement of scientific and technical milestones, product development progress (including progress toward and through clinical trials), strategic human resources development, capitalization and financing goals, and commercialization goals. These are the bases presently used by the Committee.

    - Company strives for fairness in the administration of pay.

    The Company strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executive officers both inside the Company and at comparable companies.

    - Company believes that all employees, including executive officers, should understand and constructively participate in the performance evaluation process.

    The ongoing reorganization and rationalization of the Company's operations during 1999 resulted in a reexamination of the then existing performance evaluation process and the objectives and key goals previously established. At the direction of the Compensation Committee, the Company's management undertook a process of reviewing and modifying the performance evaluation process for all employees. This evaluation process has resulted in the implementation of a revised performance evaluation process for all employees of the Company effective as of January 1, 1999. The revised process of assessing performance was as follows:

1. At the beginning of the performance cycle, the evaluating manager (who in the case of executive officers is the Chief Executive Officer) in conjunction with the employee sets objectives and key goals for the employee based upon Company goals previously established by senior management.

2. The evaluating manager gives the employee ongoing feedback about the employee's performance against established goals.

3. At the end of the performance cycle, the employee submits a summary of the employee's accomplishments against key goals and the manager reviews and evaluates this summary.

4. The evaluating manager compares the evaluation results to the results of evaluations of peers within the Company.

5. The Chief Executive Officer and the Human Resources Director (and absent such officer, the Chief Financial Officer) review results of all evaluations except that of the Chief Executive Officer. These evaluations are subsequently discussed between the evaluating manager and the employee. In the case of the evaluation of the Chief Executive Officer, the Compensation Committee serves as the evaluating manager.

6. For executive officers, the results of the performance evaluation are discussed with the Compensation Committee, which reviews these results and approves (subject to their review) recommendations for compensation made by the Chief Executive Officer.

7. Decisions on cash compensation and, where appropriate, stock options or other long-term incentive compensation are based on the employee's evaluation compared with the evaluations of all employees of the Company.

    In light of the substantial scientific progress made in each of the Company's stem cell technology projects during the preceding twelve months, in September, 1999 the Compensation Committee approved, with subsequent ratification by the full Board, a package of unrestricted stock grants and grants of additional time-based and performance based options for each of the employees of StemCells California, Inc., the Company's wholly owned subsidiary. This package of stock grants and stock options was in lieu of any cash bonuses or cash adjustments to the salaries of these employees. No executive officer of the Company was a recipient of such an award.

COMPENSATION VEHICLES

    The Company uses a simple total compensation program consisting of cash and equity-based compensation. Having a compensation program that allows the Company to successfully attract and retain executive officers permits it to enhance shareholder value, motivate technological innovation and foster teamwork. The vehicles used are:

CASH-BASED COMPENSATION

    SALARY.--The Company sets base salaries for executive officers by reviewing the aggregate of base salary and bonus for individuals in competitive positions in the market and adjusting such aggregate to reflect individual performance.

    ANNUAL CASH BONUS.--Executive officers and the Chief Executive Officer are eligible to receive an annual cash bonus upon the attainment of predetermined corporate objectives. The Committee approves these objectives at the beginning of the year, and progress against them is reviewed at year-end to determine the appropriate bonus payment. At full achievement of objectives, the Chief Executive Officer is targeted to receive a bonus of 25% of his annual base salary and the other executive officers to receive 15% of their respective annual bases salaries. The amount actually paid in any one year may be more or less than the targeted bonus based on over or under achievement of objectives.

EQUITY-BASED COMPENSATION

    STOCK OPTION PROGRAM--The purpose of the Company's stock option program is to provide additional incentives to executive officers to maximize shareholder value. The Company believes strongly in the use of stock options because they align employee interests directly with shareholder value. The option program also utilizes vesting periods to encourage executive officers to remain with the Company and to encourage long-term increases in Company stock value. The Company grants stock options to all employees upon hiring and anticipates that it may use stock options as a bonus vehicle in the future. A program of cash awards for excellence in performance and attainment of goals is currently in place.

    Although provided for under the Company incentive plans, the Company presently does not use stock appreciation rights as a compensation vehicle.

EVALUATION OF 1999 PERFORMANCE OF EXECUTIVE OFFICERS

    The Committee compares the base salaries of executive officers against the current competitive pay practices of comparable biotechnology companies by reviewing data in the Radford Biotechnology Compensation and Benefits Survey (and other biotechnology survey data, both formal and informal, as it becomes available). Through these means, the Committee determined that though salaries in the industry were generally rising, in light of their current compensation and of the need to conserve cash, it would not provide for any raises for executive officers in 1999.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    In reviewing the base salary for Dr. Rose, who has served as CEO since September 1997, the Committee determined that his $275,000 annual salary was appropriate taking into account the option package and other components of Dr. Rose's total compensation package.

                                         COMPENSATION AND STOCK OPTION COMMITTEE
                                                                   Mark J. Levin
                                                                John J. Schwartz

                               PERFORMANCE GRAPH

NOTE: THE STOCK PRICE PERFORMANCE SHOWN ON THE GRAPH BELOW IS NOT NECESSARILY INDICATIVE OF FUTURE STOCK PRICE PERFORMANCE.

           COMPARISON OF CUMULATIVE TOTAL RETURNS ON COMMON STOCK OF
                            CYTOTHERAPEUTICS, INC.,
              THE AMEX BIOTECHNOLOGY STOCK INDEX AND S&P 500 INDEX
  FOR THE PERIOD FROM THE COMPANY'S INITIAL PUBLIC OFFERING UNTIL DECEMBER 31,
                                      1999


    The graph below compares the cumulative total returns on the Company's Common Stock with the cumulative total returns of the Amex Biotechnology Stock Index and the S&P 500 Index for the period from the Company's initial public offering until December 31, 1999. (1)


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        DOLLARS
                          Mar '92  Dec '92  Dec '93  Dec '94  Dec '95  Dec '96  Dec '97  Dec '98  Dec '99
COMPANY                    100.00    79.49   125.64    46.15   175.64    92.31    41.03    15.07    15.07
S&P 200INDEX               100.00   110.41   121.53   119.88   160.48   192.99   252.84   263.53   314.99
AMEX BIOTECH STOCK INDEX   100.00    94.41    64.07    45.41    74.88    80.00    89.88    159.9   338.09

------------------------

(1) Based on the closing price of CytoTherapeutics' Common Stock on the first day of trading on the NASDAQ National Market System. Cumulative total returns assume reinvestment of all dividends and a hypothetical investment of $100 on March 26, 1992.

                                 MAR
                                 '92        DEC '92    DEC '93    DEC '94    DEC '95    DEC '96    DEC '97    DEC '98    DEC '99
                                 ---        --------   --------   --------   --------   --------   --------   --------   --------
COMPANY........................   100.00      79.49     125.64      46.15     175.64      92.31      41.03      15.07      15.07
S&P 500 INDEX..................   100.00     110.41     121.53     119.88     160.48     192.99     252.84     263.53     314.99
AMEX BIOTECH STOCK INDEX.......   100.00      94.41      64.07      45.41      74.88      80.00      89.88     159.90     338.09

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following non-employee directors served on the Compensation and Stock Option Committee in 1999: Mr. Levin, Dr. Schwartz and, until his resignation, Mr. Ramsden. In 1989, 1990 and 1991 Mr. Levin was an executive officer of the Company.

    The Company entered in a Consulting Services Agreement with John J. Schwartz on July 27, 1998, as amended December 19, 1998, for strategic business advice and counseling services, including assistance in the negotiation and consummation of strategic collaboration transactions specified by the Company (SEE "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" HEREIN). Dr. Schwartz was elected to the Board of Directors on December 19, 1998 and became a member of the Compensation Committee on that date. During the fiscal year ended
December 31, 1999, the Company made payments to Dr. Schwartz under the Consulting Services Agreement and the agreement dated December 19, 1998 and amended as of July 1, 1999, under which he serves as a Director and Chairman of the Board.

    The Company believes the terms of these agreements are no less favorable to the Company than could have been obtained from unaffiliated third parties.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Dr. Schwartz, a member and Chairman of the Board of Directors, was retained in July 1998 to serve as a consultant to the Company rendering strategic business advice and counseling services, including assistance in the negotiation and consummation of strategic collaboration transactions specified by the Company. During Dr. Schwartz' service on the Board, his duties and compensation under the Consulting Services Agreement are included within his duties and considered part of his compensation for service as Chairman and Board member. (SEE EMPLOYMENT AND SEVERANCE AGREEMENTS ABOVE.) To compensate Dr. Schwartz for services rendered to the Company during the period of September 1997 through July 1998, the Consulting Services Agreement provided for the payment to Dr. Schwartz of $50,000 and the grant of a fully vested option to purchase 20,000 shares of the Company's Common Stock at $1.281, the fair market value of the Company's Common Stock at the time of the grant. Further, in the event that, at a time when he is not Chairman and member of the Board of Trustees and the Consulting Services Agreement is in effect, Dr. Schwartz materially participates in the negotiation and consummation of a strategic collaboration transaction specified by the Company, he may be entitled to receive additional compensation equal to three percent of the transaction consideration (as defined) when it is actually received by the Company, such additional compensation payable half in cash and half in the form of an option or warrant to purchase shares of the Company's Common Stock at $0.20 per share, the number of shares being calculated based on the fair market value of the Company's Common Stock ten days prior to the first public announcement of the consummation of, the execution of a letter of intent for or the existence of discussions concerning the collaboration transaction. The payment of this additional compensation may be accelerated in the event there is a change of control (as defined in the agreement) of the Company. There was, at December 19, 1998, no such strategic collaboration transactions in which Dr. Schwartz was materially participating which would give rise to additional compensation.

    Dr. Weissman, a member of the Board of Directors, was retained in September 1997 to serve as a consultant to the Company. Pursuant to his Consulting Agreement, Dr. Weissman has agreed to provide consulting services to the Company and serve on the Company's Scientific Advisory Board. The Company agreed to pay Dr. Weissman $50,000 per year for his services and granted him an option to purchase 500,000 shares of Common Stock for $5.25 per share, of which 31,250 shares vested at the date of grant and the remainder of which will vest upon the occurrence of certain milestones related to the Company's stem cells research program and in the event of certain changes of control. The Company also agreed to nominate Dr. Weissman for a position on the Board of Directors. The Consulting Agreement contains confidentiality, noncompetition and assignment of invention provisions and is for a term of ten years, subject to earlier termination by the Company for cause or frustration of purpose and earlier termination by Dr. Weissman for good reason. Dr. Weissman receives no compensation as a member of the Board of Directors or for attending meetings of the Board or its committees or meetings of the Company's Scientific Advisory Board, but is reimbursed for reasonable expenses he incurs in attending such meetings.


    In April 2000, the Company sold 750 shares of its 6% cumulative convertible preferred stock plus a warrant to purchase 37,500 shares of the Company's common stock to each of Dr. Weissman and Mr. Levin for $750,000, on terms more favorable to the Company than the Company was able to obtain from outside investors. The shares are convertible at the option of the holder into shares of the Company's common stock at a price to be determined by reference to the price of the Company's common stock from April 12, 2000 and during the 20 trading days after April 17, 2000. The conversion price may be below the trading market price of the common stock at the time of conversion. The preferred stock entitles its holder to liquidation rights equal to the original purchase price of the share plus accrued but unpaid dividends. The purchasers are entitled to make additional investments in the Company on the same terms as those on which the Company completes offerings of its securities with third parties within 6 months. If offerings totaling at least $6 million are not completed during the 6 months, the purchasers have the right to acquire up to 750 additional shares each of convertible preferred stock at a pre-determined price per share. Any unconverted preferred stock will be automatically converted into common stock, on April 13, 2002 in the case of the original stock issued and two years after the first purchase of any of the additional 750 shares, if any are acquired. The warrant expires on April 13, 2005.

                               OTHER INFORMATION

ACCOUNTING MATTERS

    The Board of Directors has selected the independent accounting firm of Ernst & Young LLP to audit the accounts of the Company for the year ending December 31, 2000.

    A representative of Ernst & Young LLP who audited the accounts of the Company for the year ended December 31, 1999 is expected to be present at the Annual Meeting of Stockholders and will be afforded the opportunity to make a statement if he or she desires to do so and is expected to be available to reply to appropriate stockholder inquiries.

STOCKHOLDER PROPOSALS

    Proposals of Stockholders submitted for consideration at the next Annual Meeting of Stockholders must be received by the Company (attention: Secretary) no later than December 3, 2000.

FORM 10-K

    THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED
DECEMBER 31, 1999 (WITHOUT EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE UPON REQUEST BY WRITING TO THE COMPANY AT 525 DEL REY AVENUE, SUITE C, SUNNYVALE, CALIFORNIA 94086 ATTN: INVESTOR RELATIONS.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish to the Company copies of all Forms 3, 4 and 5 they file. Based solely on the Company's review of copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied on a timely basis with all filing requirements applicable to them other than Dr. Goddard, who failed to file a timely Form 5 for the year ended December 31, 1999 reporting one reportable transaction, and Mr. Yachmetz, who failed to file two timely Forms 4 and a timely Form 5 for the year ended December 31, 1999, collectively reporting 11 transactions.

OTHER BUSINESS

    The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

                                          By Order of the Board of Directors

                                          Iris Brest
                                          SECRETARY


                                          April 24, 2000

                                  DETACH HERE




                                    PROXY

                           CYTOTHERAPEUTICS, INC.

                ANNUAL MEETING OF STOCKHOLDERS, MAY 23, 2000

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


   The undersigned stockholder, by completing this card, hereby appoints George W. Dunbar and Iris Brest, or either of them with power of substitution to each, proxies of the undersigned to vote at the Annual Meeting of Stockholders of CytoTherapeutics, Inc. to be held on May 23, 2000 at Quadrus Conference Center, 2400 Sand Hill Road #101, Menlo Park, California at 2:00 p.m., local time, or at any adjournments thereof, all of the shares of Common Stock, par value $.01 per share, of CytoTherapeutics, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matter as specified by the undersigned, and to vote in such manner as they may determine on any other matter that may properly come before the meeting.

SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
   SIDE                                                              SIDE

VOTE BY TELEPHONE

It's fast, convenient, and immediate!
Call toll-free on a touch-tone phone
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.

2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4. Follow the recorded instructions.

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!

VOTE BY INTERNET
It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.

2. Go to the Website http://www.eproxyvote.com/ctii

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4. Follow the instructions provided.

YOUR VOTE IS IMPORTANT!
Go to http://www.eproxyvote.com/ctii anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR
INTERNET


                                  DETACH HERE


/X/ Please mark votes as in this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR NAMED BELOW, FOR THE AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO CHANGE ITS CORPORATE NAME, FOR THE RATIFICATION OF THE SELECTION OF PUBLIC ACCOUNTANTS, AND IN THE DISCRETION OF THE NAMED PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.

1. To elect the following nominee as Class III director:

   NOMINEE:   (01) Donald Kennedy, Ph.D.

       FOR     / /      / /  WITHHELD
     NOMINEE                   FROM
                             NOMINEE

2. To amend the Company's Restated Certificate of Incorporation to change its corporate name from CytoTherapeutics, Inc., to StemCells, Inc.
              FOR              AGAINST           ABSTAIN
              / /                / /               / /

3. To ratify the selection of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2000:

              / /                / /               / /

4. By my signature below, I confer to the named proxies discretionary authority to vote upon such other business as may properly come before the meeting or any continuations and adjournments thereof.

THE BOARD OF DIRECTORS OF CYTOTHERAPEUTICS, INC. RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR LISTED TO THE LEFT, A VOTE TO CHANGE THE NAME OF THE COMPANY, AND A VOTE FOR RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                      / /

NOTE: Please sign exactly as name appears on this card. All joint owners should sign. When signing as an executor, administrator, attorney, or guardian or as a custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer's title. If a partner, sign in partnership name.


Signature:                                         Date:
          -----------------------------------           -------------------

Signature:                                         Date:
          -----------------------------------           -------------------